UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑                          Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material pursuant to Rule 14a-12

LIVE NATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2008

TO THE STOCKHOLDERS OF LIVE NATION, INC.:

The Annual Meeting of Stockholders of Live Nation, Inc., a Delaware corporation, will be held on Wednesday, June 25, 2008, at 8:00 a.m., local time, at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069, for the following purposes:

1.	to elect three directors to hold office until the 2011 Annual Meeting of Stockholders;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on April 28, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the 2008 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Thank you for your ongoing support and continued interest in Live Nation.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director

Beverly Hills, California

April 29, 2008

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2008

Electronic copies of this Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 are available free of charge on our website at www.livenation.com/investors.

9348 Civic Center Drive

Beverly Hills, California 90210

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 25, 2008

The Board of Directors of Live Nation, Inc. (referred to herein sometimes as “Live Nation,” “our,” “us” or “we”) solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Wednesday, June 25, 2008, at 8:00 a.m., local time, at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069, and for any adjournment or postponement thereof. This Proxy Statement and the form of proxy card are being mailed to stockholders on or about April 29, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE

ANNUAL MEETING

1.	Q: Purpose—What is the purpose of the Annual Meeting of Stockholders?

A:	At the annual meeting, stockholders will act upon the matters outlined in this Proxy Statement, including:

•	election of the Class II directors, the director nominees being Robert Ted Enloe, III, Jeffrey T. Hinson and James S. Kahan; and

•	ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

2.	Q: Board’s Recommendations—How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” each of the Class II director nominees named in this Proxy Statement and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

If your proxy card is signed and returned without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board of Directors.

If you are an employee who participates in our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.

3.	Q: Vote Requirement—How many votes are required to approve each item?

A:	Election of Directors—The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Accordingly, the three director nominees receiving the highest number of votes will be elected. For purposes of this vote, a failure to vote or withholding your vote (or a direction to your broker, bank or other nominee to withhold your vote) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.

Other Items—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to (i) ratify the appointment of our independent registered public accounting firm and (ii) approve any other business properly brought before the annual meeting. For purpose of these votes, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore will have the effect of a negative vote.

4.	Q: Record Date—Which of my shares may I vote?

A:	All shares owned by you as of the close of business on April 28, 2008 (the “Record Date”) may be voted by you. These shares include shares that are: (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.

5.	Q: Quorum—What constitutes a quorum?

A:	Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.

At the close of business on the Record Date, we had approximately 75,763,744 shares of common stock outstanding and entitled to vote.

6.    Q:    Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Record Holders—If your shares are registered directly in your name with our Transfer Agent, BNY Mellon Shareowner Services, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote the shares. Your nominee has enclosed voting instructions for you to use in directing them how to vote your shares.

7.	Q: Broker Non-Votes—What is a broker non-vote?

A:	Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (the “NYSE”) rules, a nominee does not have discretionary voting power with respect to “non-routine” matters. Both the election of directors and ratification of the appointment of an independent registered public accounting firm are routine matters.

If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.

8.	Q: Voting—How can I vote?

A:	Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes:

•

By Mail—Record holders may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.

•

In Person—Record holders may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.

•

By Internet—Most beneficial owners may vote via the Internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for Internet voting availability.

•

By Telephone—Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

9.	Q: Revocation of Proxy—May I change my vote after I return my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.

Record holders may change their vote by:

•	a timely, valid, later-dated proxy;

•	a timely written notice of revocation submitted to our Corporate Secretary at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or

•	attending the annual meeting and voting in person.

Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

10.	Q: Voting Results—Where can I find the voting results of the annual meeting?

A:	We will publish final results of the annual meeting in our quarterly report on Form 10-Q for the second quarter of the 2008 fiscal year.

11.   Q:    Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.

12.	Q: Householding—What is householding?

A:	The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single copy of these materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will continue to receive separate proxy cards. This procedure will reduce printing costs and postage fees.

To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: Corporate Secretary, or by phone at (310) 867-7000. Individual copies of this Proxy Statement and/or our Annual Report also may be requested at any time at this same address and telephone number.

13.	Q: Solicitation—Who will pay the costs of soliciting these proxies?

A:	Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. We will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.

14.   Q:    Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?

A:	Other than the two proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Kathy Willard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

15.   Q:    Stockholder Proposals—What is the deadline to propose business for consideration at next year’s Annual Meeting of Stockholders?

A:	You may submit proposals for consideration at future stockholder meetings.

For a stockholder proposal to be considered for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 30, 2008 and

(ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any proposals not received by this deadline will be untimely and not included in our 2009 proxy materials.

Alternatively, under our Bylaws, a stockholder may bring a proposal before our 2009 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 25, 2009 and no later than March 27, 2009 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our Bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2009 Annual Meeting of Stockholders. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our Bylaws are publicly available on our website at www.livenation.com/investors.

Proposals should be addressed to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Corporate Secretary

16.   Q:    Nomination of Directors—How do I submit a proposed director nominee to the Board of Directors for consideration at next year’s Annual Meeting of Stockholders?

A:	You may propose director nominees for consideration by the Nominating and Governance Committee of the Board of Directors. Any such recommendations must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than February 25, 2009 and no later than March 27, 2009, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our Bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available on our website at www.livenation.com/investors.

17.	Q: Further Questions—Who can help answer my questions?

A:	If you have any questions about our proxy materials or the annual meeting you can contact our General Counsel at:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

(310) 867-7000

CORPORATE GOVERNANCE

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and Board of Directors Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board committee charters, form our framework for governance. All of these documents are publicly available on our website at www.livenation.com/investors or may be obtained upon written request to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Corporate Secretary

Independence

Our Board of Directors currently consists of eleven directors, seven of whom are independent (as defined by our Board of Directors Governance Guidelines) and one of whom serves as our President and Chief Executive Officer. For a director to be independent, the Board of Directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The Board of Directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of the Board of Directors Governance Guidelines.

Applying these independence standards, the Board of Directors has determined that William O.S. Ballard, Ariel Emanuel, Robert Ted Enloe, III, Jeffrey T. Hinson, James S. Kahan, Connie McCombs McNab and Harvey Weinstein are all independent directors.

Board Composition and Director Qualifications

Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the Board of Directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of Board members, management, stockholders and professional search firms. Generally, the committee seeks members from diverse professional backgrounds, which contribute to the Board of Directors’ broad spectrum of experience and expertise, and have a reputation of integrity. At a minimum, directors should:

•	have experience in positions with a high degree of responsibility;

•	demonstrate strong leadership skills;

•	have the time, energy, interest and willingness to serve as a director; and

•	contribute to the mix of skills, core competencies and qualifications of the Board of Directors and management.

In addition to recommendations from Board members, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the Corporate Secretary at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter. For further details about the director nomination process, see Question 16 of the “Questions and Answers” section of this Proxy Statement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver on our website at www.livenation.com/investors.

Officer and Director Stock Ownership Guidelines

It is the Board of Directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the Board of Directors expects all directors and executive officers to own, or acquire within three years of first becoming a director or executive officer, shares of our common stock having a market value of at least $100,000.

The Board of Directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with the Board of Directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.

Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (866) 458-6475, or via e-mail addressed to BusinessIntegrity@LiveNation.com.

Certain Relationships and Transactions

Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.

Through a stock purchase agreement, on September 12, 2007, we completed the purchase of all of the equity interests in CPI International Touring, Inc., or CPI, and related companies and subsidiaries (collectively, the “CPI Companies”) that we did not already own. Michael Cohl, a director of Live Nation, owned both a direct and an indirect ownership interest in the CPI Companies at the time of the completion of this purchase. Through his ownership in the CPI Companies, Mr. Cohl (i) indirectly received consideration from the sale of the CPI Companies of 176,512 shares of our common stock by reason of his then 72.37% ownership interest in Concert Productions International Inc., one of the sellers in the transaction and (ii) directly received trust certificates evidencing a beneficial interest in 585,366 shares of our common stock, which shares are subject to a Trust Agreement, by reason of the sale of his direct ownership interest in the CPI Companies. In addition, SAMCO Investments Ltd., or Samco, sold all of its ownership interest in the CPI Companies in this transaction and received $9.3 million in cash and trust certificates evidencing a beneficial interest in 4,829,269 shares of our common stock, which shares are subject to a Trust Agreement. In connection with the closing of the transaction, we were informed that Mr. Cohl entered into a non-binding arrangement in December 2006 with Samco and subsequently modified the arrangement in September 2007. This non-binding arrangement could be construed as creating a pecuniary interest in favor of Mr. Cohl in up to all of the shares of our common stock owned by Samco. All of the shares of our common stock noted above are subject to a Lock-up and Registration Rights Agreement. Finally, KSC Consulting (Barbados) Inc., or KSC, a consulting company wholly-owned by Mr. Cohl, was entitled to receive $0.7 million of the cash consideration payable to Samco in the transaction. The CPI Companies and Live Nation have entered into a Services Agreement with KSC which provides for the executive services of Mr. Cohl, pursuant to which Mr. Cohl serves as Chief Executive Officer of the CPI Companies and Chairman and Chief Executive Officer of our Live Nation Artists division for a term of five years. During the 2007 fiscal year, KSC was paid $1.2 million related to these services.

The Services Agreement with KSC provides that Mr. Cohl be named as the sole Vice Chairman of our Board of Directors and that the Board of Directors also elect an additional director nominated by Mr. Cohl. Mr. Cohl was named Vice Chairman of our Board of Directors in November 2007, and his director nominee, William O.S. Ballard, was elected to the Board of Directors that same month. In February 2008, Mr. Cohl was named Chairman of the Board of Directors.

Through the purchase of the CPI Companies described above, Mr. Ballard, a director of Live Nation, indirectly received consideration of $124,620 in cash and 78,468 shares of Live Nation’s common stock as a minority stockholder through his 100% ownership interest in Orion Capital Incorporated, a private investment firm.

We have two non-employee directors on our Board of Directors, L. Lowry Mays and Randall T. Mays, who are also directors of Clear Channel Communications, Inc., or Clear Channel, and serve as Chairman of the Board of Directors and President/Chief Financial Officer, respectively, of Clear Channel. L. Lowry Mays also beneficially owns in excess of 5% of the outstanding common stock of Clear Channel. These directors receive directors’ fees, stock options and restricted stock awards as do our other non-employee directors. For additional information regarding non-employee director compensation, please refer to the “Director Compensation” section and the 2007 Director Compensation Table contained in this Proxy Statement.

From time to time, we purchase advertising from Clear Channel and its subsidiaries in the ordinary course of business on arms-length terms. In 2007, we paid Clear Channel approximately $11.8 million for these advertising services. Pursuant to a transition services agreement entered into with Clear Channel, subsequent to our spin-off Clear Channel provided or provides us limited administrative and support services, such as information systems related services. In 2007, we paid Clear Channel approximately $2.0 million for these services. As of December 31, 2007, there were no significant services that Clear Channel continued to provide. Additionally, in connection with our spin-off, we entered into various lease and licensing agreements with Clear Channel, the terms of which are between five and 13 years and which primarily relate to office space occupied by our employees. In 2007, we paid Clear Channel approximately $0.7 million under these agreements.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Director Nominees

The Board of Directors is soliciting approval of the following three Class II director nominees:

•	Robert Ted Enloe, III

•	Jeffrey T. Hinson

•	James S. Kahan

The Class II directors will serve for a three-year term expiring in 2011 or until their successors are elected or their earlier resignation or removal. All of the Class II director nominees are current directors of Live Nation and are standing for re-election.

Each of the director nominees has indicated a willingness to continue service as a director if elected. If any director nominee becomes unable to serve, the Board of Directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Ms. Willard, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH NAMED DIRECTOR NOMINEE.

General Information About the Board of Directors

Our Bylaws provide that our business and affairs will be managed by, or under the direction of, a Board of Directors. The directors are apportioned into three classes, with each serving a three-year term. We currently have four Class I directors, three Class II directors and four Class III directors. Set forth below is biographical information for the Class II director nominees and our continuing directors as of the date of this Proxy Statement.

Name	Age	Position	Term
William O.S. Ballard	61	Director	Expires 2010
Michael Cohl	60	Chairman of the Board of Directors	Expires 2010
Ariel Emanuel	47	Director	Expires 2009
Robert Ted Enloe, III	69	Director	Director Nominee
Jeffrey T. Hinson	53	Director	Director Nominee
James S. Kahan	60	Director	Director Nominee
L. Lowry Mays	72	Director	Expires 2010
Randall T. Mays	42	Vice Chairman of the Board of Directors	Expires 2009
Connie McCombs McNab	51	Director	Expires 2009
Michael Rapino	42	President, Chief Executive Officer and Director	Expires 2010
Harvey Weinstein	56	Director	Expires 2009

William O.S. Ballard has served as a director of Live Nation since November 2007. Mr. Ballard has served as President of Orion Capital Incorporated, a private investment firm, since January 1998. A lawyer by training, Mr. Ballard, along with the Chairman of the Board, Michael Cohl, was a pioneer in the Canadian concert promotion business and is also credited with developing the global touring model. He was instrumental in extending the global touring business into the promotion and exploitation of ancillary rights to generate incremental revenue streams. Mr. Ballard has also been active in the mining industry in Canada since 1995, and serves as a director of Northfield Capital Corporation.

Michael Cohl is Chairman of the Board and has served as a director of Live Nation since May 2006. He has also served as Chairman and Chief Executive Officer of our Live Nation Artists division since September 2007. Mr. Cohl founded CPI in 1973 and currently serves as Chief Executive Officer of the CPI Companies. Live Nation acquired an interest in the CPI Companies in May 2006 and acquired the remaining interests in the CPI Companies in September 2007. Mr. Cohl began his career in 1969 as a local concert promoter, and has overseen tours and related ancillary businesses for more than 150 artists and been involved in a wide range of major theatrical projects. Mr. Cohl also served as Vice Chairman of the Board from November 2007 through January 2008.

Ariel Emanuel has served as a director of Live Nation since September 2007. Mr. Emanuel is a founding partner at Endeavor, a leading talent agency. In the 12 years since its inception, Endeavor has become one of the top agencies in the entertainment industry and Mr. Emanuel has been an integral part of that success and in providing its vision. Mr. Emanuel is also a director of Source Interlink and a member of the Board of Trustees of the American Film Institute.

Robert Ted Enloe, III has served as a director of Live Nation since December 2006. Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996, and he also currently serves as a director of Leggett & Platt Inc., Silicon Laboratories Inc., Aptuit, Inc. and Motion Computing. Mr. Enloe’s former positions include Vice Chairman of the Board and member of the Office of Chief Executive of Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Jeffrey T. Hinson has served as a director of Live Nation since December 2005. He has served as President and Chief Executive Officer of Border Media Partners, LLC, an operator of Spanish-language and English-language radio stations located primarily in Texas, since July 2007. Previously, Mr. Hinson was a private financial consultant from July 2005 to May 2007, and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc. from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson currently serves as a director of TiVo, Inc. and Windstream Corporation.

James S. Kahan has served as a director of Live Nation since September 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years until June 2007. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures. Mr. Kahan serves on the board of Amdocs Limited, which provides software products and services to the communications industry worldwide. He also serves as Chairman of the Business Advisory Board for the University of Texas at San Antonio and as a director of the San Antonio River Foundation.

L. Lowry Mays has served as a director of Live Nation since its formation in 2005. Mr. L. Mays is Chairman of the Board of Clear Channel, which he founded in 1972, and prior to October 2004, he also served as its Chief Executive Officer. Mr. L. Mays has been a member of Clear Channel’s Board of Directors since its inception. He is also currently Chairman of the Board of Clear Channel Outdoor Holdings, Inc. and has served on its Board of Directors since 1997. Mr. L. Mays is the father of Mr. R. Mays.

Randall T. Mays is Vice Chairman of the Board and has served as a director of Live Nation since its formation in 2005. He also served as Chairman of the Board from Live Nation’s inception through January 2008. Mr. R. Mays serves as President and Chief Financial Officer of Clear Channel. During August 2005, he served as our Interim Chief Executive Officer. He has served on the Board of Directors of Clear Channel since April 1999 and Clear Channel Outdoor Holdings, Inc. since 1997. Mr. R. Mays is the son of Mr. L. Mays.

Connie McCombs McNab has served as a director of Live Nation since December 2005. Ms. McNab has served as Vice President of the McCombs Foundation since 2006. She has served as Chair of the Board of Trustees of Saint Luke’s Episcopal School, San Antonio, Texas, from 2000 to 2002, as a Board member of Saint Luke’s Episcopal School since 1997, as a Board member of Saint Mary’s Hall, San Antonio, Texas, since 2001, and as a Board member of McNay Art Institute, San Antonio, Texas, since 2004.

Michael Rapino has served as President and Chief Executive Officer of Live Nation since August 2005 and has served as a director since December 2005. Mr. Rapino served as Chief Executive Officer and President of our predecessor’s Global Music division from August 2004 to August 2005, as Chief Executive Officer and President of our predecessor’s International Music division from July 2003 to July 2004 and as Chief Executive Officer of our predecessor’s European Music division from July 2001 to June 2003. Prior to July 2001, Mr. Rapino was an executive in our predecessor’s marketing services group.

Harvey Weinstein has served as a director of Live Nation since December 2006. Mr. Weinstein is Co-Chairman of The Weinstein Company, a film production company, which he co-founded in October 2005. In 1979, Mr. Weinstein also co-founded the film production company Miramax Film Corporation. Mr. Weinstein is also a director of Six Flags, Inc.

Board Meetings

During the 2007 fiscal year, the Board of Directors met seven times. All incumbent directors attended at least 75% of the aggregate meetings of the Board of Directors and of the Board committees on which they served during the time they were serving as a director or committee member, as applicable, except that Mr. Weinstein attended seven of an aggregate of 11 meetings of the Board of Directors and Board committees on which he served. We have adopted a formal policy on director attendance at Annual Meetings of Stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Eight of our directors attended our 2007 Annual Meeting of Stockholders.

The Board of Directors has appointed Randall T. Mays to preside over executive sessions of the non-management directors.

Board Committees

The Board of Directors has three standing Board committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee, each of which is described below. Each committee operates under a written charter adopted by the Board of Directors. All of the committee charters are publicly available on our website at www.livenation.com/investors or may be obtained upon written request to our Corporate Secretary at our principal executive offices.

Committee members are elected by the Board of Directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal. The current composition of the Board committees is as follows:

	Audit Committee		Nominating and Governance Committee		Compensation Committee
William O.S. Ballard.	✓				✓
Ariel Emanuel.					✓
Robert Ted Enloe, III					✓	(Chair)
Jeffrey T. Hinson	✓	(Chair)
James S. Kahan	✓		✓	(Chair)
Connie McCombs McNab			✓

Audit Committee

The Audit Committee currently consists of Jeffrey T. Hinson (Chairperson), William O.S. Ballard and James S. Kahan. The Board of Directors has determined that all three members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Exchange Act and our independence standards. The Board of Directors has also determined that each Audit Committee member is financially literate and that both Mr. Hinson, the Chairperson of the committee, and Mr. Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During the 2007 fiscal year, the Audit Committee met six times.

As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

•	appointing, compensating, overseeing and terminating the independent registered public accounting firm;

•	approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;

•

reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;

•

reporting regularly to the full Board of Directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

•	maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;

•	discussing guidelines and policies with respect to risk assessment and risk management;

•	overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;

•	preparing the Report of the Audit Committee for inclusion in our annual proxy statements; and

•	complying with all other responsibilities and duties set forth in the Audit Committee Charter.

At the beginning of 2007, the Audit Committee consisted of Mr. Hinson, John N. Simons, Jr. and Timothy P. Sullivan. Mr. Simons resigned from the Board of Directors in July 2007, and Robert Ted Enloe, III was appointed to the Audit Committee in August 2007. In December 2007, Mr. Enloe stepped down from the Audit Committee and Mr. Kahan was appointed to the Audit Committee. In February 2008, Mr. Sullivan resigned from the Board of Directors and Mr. Ballard was appointed to the Audit Committee.

For additional information concerning the Audit Committee, see “Report of the Audit Committee” included in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of James S. Kahan (Chairperson) and Connie McCombs McNab.

The Board of Directors has determined that both members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met once during the 2007 fiscal year.

The specific responsibilities of the Nominating and Governance Committee include:

•	identifying, screening and recruiting qualified individuals to become Board members;

•	proposing nominations for Board and Board committee membership;

•	assessing the composition of the Board of Directors and its committees;

•	overseeing the performance of the Board of Directors and management; and

•	complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.

At the beginning of 2007, the Nominating and Governance Committee consisted of Henry Cisneros (Chairperson) and Ms. McCombs McNab. In December 2007, Mr. Cisneros resigned from the Board of Directors and Mr. Kahan was appointed as Chairperson of the Nominating and Governance Committee.

Compensation Committee

The Compensation Committee currently consists of Robert Ted Enloe, III (Chairperson), William O.S. Ballard and Ariel Emanuel.

The Board of Directors has determined that all three members of the Compensation Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. During the 2007 fiscal year, the Compensation Committee met five times.

The specific responsibilities of the Compensation Committee include:

•	establishing the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other members of senior management;

•	overseeing the administration of our incentive compensation plans and equity-based plans;

•	preparing the Report of the Compensation Committee for inclusion in our proxy statements;

•	overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our proxy statements; and

•	complying with all other responsibilities and duties set forth in the Compensation Committee Charter.

Compensation Committee meetings are regularly attended by the Chairman of the Board and the Chief Executive Officer.

At the beginning of 2007, the Compensation Committee consisted of John N. Simons, Jr. and Timothy P. Sullivan. In February 2007, Mr. Sullivan stepped down from the Compensation Committee and Mr. Enloe and Harvey Weinstein were appointed to the Compensation Committee. Mr. Simons resigned from the Board of Directors in July 2007, and Robert Ted Enloe, III was appointed Chairperson of the Compensation Committee in September 2007. In December 2007, Mr. Weinstein stepped down from the Compensation Committee and Messrs. Ballard and Emanuel were appointed to the Compensation Committee.

Board Structure

Mr. Cohl was elected to the Board of Directors pursuant to a stock purchase agreement executed in connection with our initial investment in the CPI Companies. The stock purchase agreement provided that, subject to the fiduciary duties of the Board of Directors, we were required to include Mr. Cohl on the slate of director nominees at the 2007 Annual Meeting of Stockholders if Mr. Cohl remained an executive officer of the CPI Companies and we retained our ownership interests in the CPI Companies at the time such slate was designated.

Mr. Ballard was elected to the Board of Directors pursuant to our Services Agreement with KSC. The services agreement provided that, subject to the fiduciary duties of the Board of Directors, we were required to elect a person nominated by Mr. Cohl to the Board of Directors provided that the nominee was independent under our Director Independence Standards. Mr. Ballard is Mr. Cohl’s nominee under such provision, and was elected to our Board of Directors in November 2007.

Director Compensation

We pay our non-employee directors an annual cash retainer of $36,000. Additionally, we pay (i) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $4,000, $2,000 and $1,000, respectively, and (ii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $10,000, $5,000 and $5,000, respectively. We may also grant stock options or other stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.

In February 2007, Randall T. Mays, then serving as Chairman of the Board, was granted stock options to purchase 50,000 shares of our common stock, and each of our other non-employee directors serving at such time were granted stock options to purchase 10,000 shares of our common stock. In addition, each director then serving as a member of the Audit Committee, consisting of Messrs. Hinson, Simons and Sullivan, received 5,000 shares of our restricted stock in recognition of their efforts during 2006 in guiding us through our first year as a stand-alone public company, including the system and process evaluation and testing required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

In December 2007, each of Messrs. Ballard, Emanuel and Kahan, all of whom joined the Board of Directors during the second half of the year, received an initial award consisting of (i) 10,000 shares of our restricted stock and (ii) stock options to purchase an additional 10,000 shares of our common stock.

Each of the equity awards granted to our non-employee directors during 2007 were granted under our Amended and Restated 2005 Stock Incentive Plan, or Stock Incentive Plan, and vest in four equal annual installments beginning on the first anniversary of the grant.

2007 DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2), (3), (4)	Stock Option Awards ($) (2), (3), (4)	Total ($)
William O.S. Ballard	9,000	2,467	863	12,330
Henry G. Cisneros	42,000	(27,803)	(11,638)	2,559
Michael Cohl (5)	—	—	—	—
Ariel Emanuel	9,000	2,467	863	12,330
Robert Ted Enloe, III	40,750	96,849	78,414	216,013
Jeffrey T. Hinson	50,000	84,410	53,583	187,993
James S. Kahan	9,000	2,467	863	12,330
L. Lowry Mays	36,000	27,803	53,583	117,386
Mark P. Mays	36,000	69,507	100,136	205,643
Randall T. Mays	36,000	69,507	267,913	373,420
Connie McCombs McNab	37,000	27,803	53,583	118,386
John N. Simons, Jr.	47,000	118,147	7,122	172,269
Timothy P. Sullivan	40,500	84,410	53,583	178,493
Michael Rapino (5)	—	—	—	—
Harvey Weinstein	37,500	96,849	78,414	212,763

(1)	Messrs. Simons, Cisneros, M. Mays and T. Sullivan resigned from our Board of Directors in July 2007, December 2007, February 2008 and February 2008, respectively, in each case due to other time commitments and not as a result of disagreement on any matter relating to our operations, policies or practices. Messrs. Emanuel, Kahan and Ballard joined our Board of Directors in September 2007, September 2007 and November 2007, respectively.
(2)	The amounts set forth in these columns reflect shares of restricted stock and stock options, as applicable, granted under our Stock Incentive Plan. The amounts listed are equal to the compensation cost recognized during 2007 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except that no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated and Combined Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007. Dividends, if any, are paid on shares of restricted stock at the same rate as paid on our common stock. The stock options and restricted stock awards vest in four or five equal annual installments beginning on the first anniversary of the grant. As of December 31, 2007, Messrs. Ballard, Emanuel and Kahan each held 10,000 stock options and 10,000 unvested shares of restricted stock; Messrs. Hinson and Sullivan each held 20,000 stock options and 11,000 unvested shares of restricted stock; Mr. L. Mays and Ms. McNab each held 20,000 stock options and 6,000 unvested shares of restricted stock; Mr. M. Mays held 60,000 stock options and 15,000 unvested shares of restricted stock, Mr. R. Mays held 100,000 stock options and 15,000 unvested shares of restricted stock; and Messrs. Enloe and Weinstein each held 20,000 stock options and 8,000 unvested shares of restricted stock.
(3)	During 2007, Mrs. McNab and Messrs. Cisneros, Enloe, Hinson, L. Mays, M. Mays, Simons, Sullivan and Weinstein each received 10,000 stock options with each stock option award having an aggregate grant date fair value of $85,455. Messrs. Hinson, Simons and Sullivan also each received 5,000 shares of restricted stock, with each restricted stock award having an aggregate grant date fair value of $124,750. Mr. R. Mays received 50,000 stock options with an aggregate grant date fair value of $427,275. In addition, Messrs. Ballard, Emanuel and Kahan each received 10,000 stock options and 10,000 shares of restricted stock, with each stock option award and restricted stock award having an aggregate grant date fair value of $42,975 and $133,000, respectively. Finally, Mr. Simons’ awards were modified in connection with his resignation from our Board of Directors to accelerate the vesting of 2,000 stock options and 7,000 shares of restricted stock, with the stock option modification and restricted stock modification having an aggregate incremental fair value of $12,271 and $57,612, respectively. No other director received any equity award during 2007. The grant date fair value of all stock option and restricted stock awards has been computed in accordance with FAS 123R.

(4)	In connection with their resignations from our Board of Directors during 2007, Messrs. Simons and Cisneros forfeited 16,000 and 18,000 stock options and 6,000 and 8,000 unvested shares of restricted stock, respectively.
(5)	Generally, only non-employee directors are eligible to receive compensation for their service as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, and Mr. Cohl, Chairman and Chief Executive Officer of our Live Nation Artists division, did not receive any director compensation during 2007, except that Mr. Cohl was granted 10,000 stock options during 2007. See the 2007 Summary Compensation Table for a discussion of Messrs. Rapino’s and Cohl’s 2007 compensation, including the FAS 123R expense associated with Mr. Cohl’s 2007 stock option grant.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.

Security Ownership

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 18, 2008, by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each director and director nominee;

•	each of the executive officers named in the 2007 Summary Compensation Table; and

•	all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options currently exercisable on or before June 17, 2008 (60 days after April 18, 2008); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 76,810,329 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 18, 2008. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
William O.S. Ballard (1)	88,468	*
Michael Cohl (2)	360,108	*
Ariel Emanuel (3)	10,000	*
Robert Ted Enloe, III (4)	14,500	*
Jeffrey T. Hinson (5)	21,500	*
James S. Kahan (6)	15,000	*
L. Lowry Mays (7)	3,542,704	4.6%
Randall T. Mays (8)	190,759	*
Connie McCombs McNab (9)	276,571	*
Michael Rapino (10)	806,878	1.0%
Harvey Weinstein (11)	14,500	*
Jason Garner (12)	113,067	*
Alan Ridgeway (13)	75,000	*
Michael Rowles (14)	82,655	*
Kathy Willard (15)	82,274	*
All directors and executive officers as a group (15 persons) (16)	5,693,984	7.4%
FMR LLC (17)	11,001,120	14.3%
Shapiro Capital Management LLC (18)	9,862,625	12.8%
Harris Associates L.P. (19)	5,119,300	6.7%
Morgan Stanley (20)	4,331,974	5.6%

*	Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of our common stock.
(1)	Includes 78,468 shares held by Orion Capital Incorporated and 10,000 shares of unvested restricted stock.
(2)

Includes 319,098 shares held by Concert Productions International Inc. of which Mr. Cohl currently owns an approximately 80% equity interest; 37,510 shares held by KSC Consulting (Barbados) Inc.; and options to purchase 2,500 shares of our common stock. In addition, Mr. Cohl has a pecuniary interest in 585,366 shares held by Wells Fargo Bank, National Association, pursuant to a trust agreement, and Mr. Cohl may have a pecuniary interest in 6,313,175 shares which are held by SAMCO Investments Ltd., or Samco

(including 4,829,269 shares held by Wells Fargo Bank, National Association, pursuant to a trust agreement). Mr. Cohl disclaims beneficial ownership of these shares.
(3)	Includes 10,000 shares of unvested restricted stock.
(4)	Includes options to purchase 4,500 shares of our common stock and 8,000 shares of unvested restricted stock.
(5)	Includes options to purchase 6,500 shares of our common stock and 9,750 shares of unvested restricted stock.
(6)	Includes 10,000 shares of unvested restricted stock.
(7)	Includes 6,057 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary; 3,334,663 shares held by LLM Partners, Ltd. of which Mr. L. Mays shares control of the sole general partner; 167,864 shares held by the Mays Family Foundation; 6,935 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority; options to purchase 6,500 shares of our common stock; and 6,000 shares of unvested restricted stock.
(8)	Includes 21,027 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary; 77,821 shares held by RTM Partners, Ltd., the sole general partner of which is controlled by Mr. R. Mays; options to purchase 32,500 shares of our common stock; and 15,000 shares of unvested restricted stock.
(9)	Includes 260,071 shares held by McCombs Family Ltd., over which Ms. McNab has shared investment or voting authority; options to purchase 6,500 shares of our common stock; and 6,000 shares of unvested restricted stock.
(10)	Includes options to purchase 167,500 shares of our common stock and 533,750 shares of unvested restricted stock.
(11)	Includes options to purchase 4,500 shares of our common stock and 8,000 shares of unvested restricted stock.
(12)	Includes options to purchase 25,000 shares of our common stock and 35,000 shares of unvested restricted stock.
(13)	Includes options to purchase 12,500 shares of our common stock and 62,500 shares of unvested restricted stock.
(14)	Includes options to purchase 12,500 shares of our common stock and 50,000 shares of unvested restricted stock.
(15)	Includes options to purchase 3,750 shares of our common stock and 60,000 shares of unvested restricted stock.
(16)	Includes 27,084 shares held by trusts of which such persons are trustees, but not beneficiaries; 3,334,663 shares held by LLM Partners, Ltd.; 77,821 shares held by RTM Partners, Ltd.; 167,864 shares held by the Mays Family Foundation; 6,935 shares held by the Clear Channel Foundation; 260,071 shares held by McCombs Family Ltd.; 319,098 shares held by Concert Productions International Inc.; 37,510 shares held by KSC Consulting (Barbados) Inc.; 78,468 shares held by Orion Capital Incorporated; 284,750 stock options; and 824,000 shares of unvested restricted stock.
(17)	Address: 82 Devonshire Street, Boston, Massachusetts 02109. Information is based solely on a Schedule 13G/A filed by FMR LLC and Edward C. Johnson III with the SEC on February 14, 2008. Such Schedule 13G states that the filers have sole voting power with respect to 349,155 shares and sole dispositive power with respect to all shares.
(18)	Address: 3060 Peachtree Road, Ste. 1555 N.W., Atlanta, Georgia 30305. Information is based solely on a Schedule 13G filed by Shapiro Capital Management LLC and Samuel R. Shapiro with the SEC on February 8, 2008. Such Schedule 13G states that the reporting persons aggregately have sole voting power with respect to 8,057,053 shares, shared voting power with respect to 1,765,572 shares and sole dispositive power with respect to all shares.
(19)	Address: Two North LaSalle Street, Suite 500, Chicago, Illinois 60602. Information is based solely on a Schedule 13G filed by Harris Associates L.P. and Harris Associates Inc. with the SEC on February 13, 2008. Such Schedule 13G states that the reporting persons aggregately have shared voting power with respect to all the shares, sole dispositive power with respect to 1,999,800 shares and shared dispositive power with respect to 3,119,500 shares.
(20)	Address: 1585 Broadway, New York, New York 10036. Information is based solely on a Schedule 13G filed by Morgan Stanley with the SEC on February 14, 2008. Such Schedule 13G states that the filer has sole voting power with respect to 4,297,492 shares and sole dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms received by us, or written representations from reporting persons that no such forms were required to be filed, as applicable, we believe that the reporting persons complied with all of the Section 16(a) filing requirements during the 2007 fiscal year, except that Michael Rapino did not file a Form 4 in December 2007 regarding his surrender of restricted stock to satisfy his tax withholding obligations related to the vesting of a restricted stock grant. In addition, during the 2006 fiscal year, Michael Cohl did not file a Form 4 in December 2006 regarding his having entered into a non-binding arrangement with Samco which could be construed as creating a pecuniary interest in favor of Mr. Cohl in up to all of the shares of our common stock then owned by Samco.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008. Ernst & Young LLP served as our independent registered public accounting firm during the 2007 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a negative vote on this proposal.

Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2008 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for audit and other services provided by Ernst & Young LLP for the 2007 and 2006 fiscal years, respectively:

	2007	2006
Audit Fees (1)	$5,893	$4,959
Audit-Related Fees (2)	$1,097	$336
Tax Fees (3)	$404	$297
All Other Fees (4)	—	—
Total	$7,394	$5,592

(1)	Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our quarterly reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” In 2007, these services primarily related to attest services in connection with a divestiture and a convertible debt issuance, gross receipts audits as required by leases and due diligence services.
(3)	Tax fees consist of fees for tax advice and tax return preparation.
(4)	There were no other professional services rendered by Ernst & Young LLP in 2007 or 2006.

The Audit Committee has determined that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2007 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee concerns the committee’s activities regarding oversight of our financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Live Nation filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.

During the 2007 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jeffrey T. Hinson, Chairperson

William O.S. Ballard

James S. Kahan

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the Board of Directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, the Compensation Committee is guided by the following objectives and principles:

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Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance, as well as individual performance.

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Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, (i) growth in operating income before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense, and including any pro forma adjustments in respect of acquisitions or divestitures, or “Pro Forma Adjusted EBITDA,” and (ii) the achievement of various personal performance objectives.

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Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.

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Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage our company from the perspective of our stockholders.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.

Compensation Setting Process

Compensation determinations made during 2007 were based on the Compensation Committee’s and management’s independent assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, as well as their review of what we had paid executives in such roles historically. Neither the Compensation Committee nor management worked with any third-party consulting firm with respect to executive compensation during 2007. Beginning in the first quarter of 2008, the Compensation Committee and management began jointly working with Watson Wyatt Worldwide to broadly assess the competitiveness of our executive compensation program with respect to executive officers and other members of senior management.

The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets or annual equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation information to the committee.

Each of the named executive officers has entered into an employment agreement with us, other than Mr. Cohl, whose services are provided to us pursuant to a services agreement with KSC. The employment and/or services agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards and other employee benefits. All compensation decisions with respect to the named executive officers are made within the context of these agreements. For a further description of the employment and/or services agreements, please refer to the “Employment, Services and Change of Control Agreements” section of this Compensation Discussion and Analysis.

Compensation Program Components

Our executive compensation program consists of the following components:

•	base salary;

•	cash performance bonuses;

•	long-term equity incentive awards; and

•	employee benefits and other perquisites.

The Compensation Committee has not adopted a specific policy or practice for allocating (i) base salary and cash bonuses versus equity compensation or (ii) base salary versus incentive compensation. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive, while still aligning the executive’s interests with those of our stockholders.

Base Salary

The Compensation Committee believes that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of our executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve our program’s objectives by attracting and retaining strong talent. The employment and/or services agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made by the Compensation Committee in its discretion (unless such annual adjustments are provided generally to all employees in accordance with company policy). In some cases, the agreements provide for annual minimum increases in an executive’s base salary.

Base salaries for our executive officers were established at the time the employment and/or services agreements were entered into and were based on negotiations with the executives themselves and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. Those assessments included informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also brought to bear their own judgment of appropriate compensation based on their individual professional experiences.

For additional information regarding the base salaries of the named executive officers, please refer to the “Employment, Services and Change of Control Agreements” section of this Compensation Discussion and Analysis and the 2007 Summary Compensation Table contained in this Proxy Statement.

Cash Performance Bonuses

Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments. In March 2008, the Compensation Committee reviewed the named executive officers’ performance during 2007 and awarded cash performance bonuses to each of the named executive officers based on the achievement of (i) Pro Forma Adjusted EBITDA (both corporate and, where applicable, divisional) and (ii) various individual performance accomplishments.

We believe that Pro Forma Adjusted EBITDA is the primary metric on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Pro Forma Adjusted EBITDA to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Individual performance relates to the achievement of specific key operational accomplishments.

For 2007, each named executive officer was awarded a cash performance bonus as follows:

Michael Rapino. Mr. Rapino’s cash bonus eligibility for 2007 was based on our achievement of Pro Forma Adjusted EBITDA. Although not formally set in writing as a bonus target by the Compensation Committee, the Board of Directors had previously discussed with Mr. Rapino a target of $182 million of Pro Forma Adjusted EBITDA for 2007. Although this target was narrowly missed for 2007, the Compensation Committee also reviewed Mr. Rapino’s key operational achievements, including the significant improvement in our North American amphitheater business during the year. Based on those factors, in March 2008 the Compensation Committee awarded Mr. Rapino a cash performance bonus of $950,000 for 2007, all of which was offset against the $1 million retention bonus granted to Mr. Rapino upon the execution of his employment agreement in October 2007.

Michael Cohl. Mr. Cohl’s services are provided to us through our Services Agreement with KSC. The cash bonus eligibility for KSC for 2007 was based on our achievement of a target of $182 million of Pro Forma Adjusted EBITDA, which target was set by Mr. Rapino. Based on (1) our having narrowly missed the Pro Forma Adjusted EBITDA for 2007 and (2) Mr. Rapino’s favorable evaluation of Mr. Cohl’s overall performance during the year, in March 2008 the Compensation Committee awarded KSC a cash performance bonus of $500,000 for 2007. The amount of the bonus was determined based on the recommendation of Mr. Rapino. In lieu of cash, KSC elected to receive this bonus in shares of our common stock under the terms of our Employee Stock Bonus Plan described below.

Jason Garner. Mr. Garner’s cash bonus eligibility for 2007 was based on our achievement of a target of $74 million of Pro Forma Adjusted EBITDA for our North American Music division, which target was set by Mr. Rapino. Based on (i) our having exceeded the Pro Forma Adjusted EBITDA target for our North American Music division for 2007 and (ii) Mr. Rapino’s favorable evaluation of Mr. Garner’s overall performance during the year, in March 2008 the Compensation Committee awarded Mr. Garner a cash performance bonus of $1 million for 2007. The amount of the bonus was determined based on the recommendation of Mr. Rapino. In lieu of cash, Mr. Garner elected to receive this bonus in shares of our common stock under the terms of our Employee Stock Bonus Plan described below.

Alan Ridgeway. Mr. Ridgeway’s cash bonus eligibility for 2007 was based on our achievement of a target of $182 million of Pro Forma Adjusted EBITDA, which target was set by Mr. Rapino. Based on (i) our having narrowly missed the Pro Forma Adjusted EBITDA target for 2007 and (ii) Mr. Rapino’s favorable evaluation of Mr. Ridgeway’s overall performance during the year, in March 2008 the Compensation Committee awarded Mr. Ridgeway a cash performance bonus of $300,000 for 2007. The amount of the bonus was determined based on the terms of Mr. Ridgeway’s employment agreement, which provides for eligibility for a performance bonus of $300,000 for 2007. The full $300,000 bonus was offset against the $1 million retention bonus granted to Mr. Ridgeway upon the execution of an amendment to his then-current employment agreement in August 2006.

Michael Rowles. Mr. Rowles’ cash bonus eligibility for 2007 was based on our achievement of a target of $182 million of Pro Forma Adjusted EBITDA, which target was set by Mr. Rapino. Based on (i) our having narrowly missed the Pro Forma Adjusted EBITDA target for 2007 and (ii) Mr. Rapino’s favorable evaluation of Mr. Rowles’ overall performance during the year, in March 2008 the Compensation Committee awarded Mr. Rowles a cash performance bonus of $300,000 for 2007. The amount of the bonus was determined based on the recommendation of Mr. Rapino. In lieu of cash, Mr. Rowles elected to receive this bonus in shares of our common stock under the terms of our Employee Stock Bonus Plan described below.

Kathy Willard. Ms. Willard’s cash bonus eligibility for 2007 was based on our achievement of a target of $182 million of Pro Forma Adjusted EBITDA, which target was set by Mr. Rapino. Based on (i) our having narrowly missed the Pro Forma Adjusted EBITDA target for 2007 and (ii) Mr. Rapino’s favorable evaluation of Ms. Willard’s overall performance during the year, in March 2008 the Compensation Committee awarded Ms. Willard a cash performance bonus of $300,000 for 2007. The amount of the bonus was determined based on the terms of Ms. Willard’s employment agreement, which provides for eligibility for an annual performance bonus of $300,000. In lieu of cash, Ms. Willard elected to receive this bonus in shares of our common stock under the terms of our Employee Stock Bonus Plan described below.

For additional information regarding the named executive officers’ performance bonuses, please refer to the 2007 Summary Compensation Table contained in this Proxy Statement.

Long-Term Equity Incentive Awards

From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability and to align their interests with those of our stockholders. Since our spin-off, all long-term equity awards have been granted under our Stock Incentive Plan and approved by either the Compensation Committee or the Board of Directors.

The Compensation Committee and the Board of Directors administer our Stock Incentive Plan, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of our Stock Incentive Plan. The following equity awards, among others, may be granted under our Stock Incentive Plan:

•	stock options;

•	restricted stock;

•	deferred stock;

•	stock appreciation rights; and

•	performance-based cash and equity awards.

The named executive officers received the following long-term equity awards during 2007:

Michael Rapino. On February 16, 2007, Mr. Rapino was granted 670,000 stock options with an exercise price of $24.95, concurrent with equity grants made to our entire senior management team and our directors on that same date. On October 3, 2007, Mr. Rapino was granted a restricted stock award of an aggregate of 450,000 shares. That award was made pursuant to Mr. Rapino’s amended and restated employment agreement which was entered into on that same date, and was comprised of three separate grants:

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100,000 restricted shares, which were to vest 50% on March 31, 2008 upon the achievement of a financial performance target to have been established by the Compensation Committee and, if such target was achieved, the remaining 50% on March 31, 2009. If the financial performance target was missed, the shares were to have been forfeited in their entirety.

•

50,000 restricted shares, which were to vest 50% on March 31, 2008 upon the achievement of certain operational performance targets to have been established by the Compensation Committee and, if such targets were achieved, the remaining 50% on March 31, 2009. If the operational performance targets were not achieved, the shares were to have been forfeited in their entirety.

•

300,000 restricted shares which were to vest in four equal installments on December 31 of each of 2007, 2008, 2009 and 2010. 75,000 of these restricted shares vested on December 31, 2007 in accordance with that vesting schedule.

The targets for the first two components of Mr. Rapino’s restricted stock award were never formally set. In March 2008, the Compensation Committee evaluated Mr. Rapino’s performance and, applying the same criteria that it considered in awarding Mr. Rapino his cash performance bonus for 2007, determined in its discretion to vest 50% of the 150,000 performance-based restricted shares on March 31, 2008, with the remaining 50% to vest on March 31, 2009 in accordance with their original vesting schedule.

Michael Cohl. On February 16, 2007, Mr. Cohl was granted 10,000 stock options with an exercise price of $24.95, in his capacity as a director, concurrent with equity grants made to our entire senior management team and our other directors on that same date.

Jason Garner. On February 16, 2007, Mr. Garner was granted 100,000 stock options with an exercise price of $24.95, concurrent with equity grants made to our entire senior management team and our directors on that same date. On October 3, 2007, in recognition of his promotion to the position of Chief Executive Officer of our North American Music division in September 2007, Mr. Garner was granted an additional 25,000 stock options with an exercise price of $22.50 and a restricted stock award of 25,000 shares, which restricted shares will vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant. For each stock option and restricted stock award granted to Mr. Garner during 2007, the number of stock options and restricted shares granted was determined based on the recommendation of Mr. Rapino.

Alan Ridgeway. On February 16, 2007, Mr. Ridgeway was granted 50,000 stock options with an exercise price of $24.95 and a restricted stock award of 12,500 shares, concurrent with equity grants made to our entire senior management team and our directors on that same date. The number of stock options and restricted shares granted to Mr. Ridgeway was determined based on the recommendation of Mr. Rapino. Mr. Ridgeway’s restricted stock award was to have vested 25% upon certification of our having achieved $182 million of Pro Forma Adjusted EBITDA for 2007, with the remaining 75% to have vested in equal installments on each of the second, third and fourth anniversaries of the grant. On March 13, 2008, the Compensation Committee determined that we did not achieve the target of $182 million of Pro Forma Adjusted EBITDA for 2007 and, accordingly, Mr. Ridgeway’s restricted stock grant was forfeited in its entirety on that date in accordance with its terms.

Michael Rowles. On February 16, 2007, Mr. Rowles was granted 50,000 stock options with an exercise price of $24.95 and a restricted stock award of 25,000 shares, concurrent with equity grants made to our entire senior management team and our directors on that same date. The number of stock options and restricted shares granted to Mr. Rowles was determined based on the recommendation of Mr. Rapino. Mr. Rowles’ restricted stock award was to have vested 25% upon certification of our having achieved $182 million of Pro Forma Adjusted EBITDA for 2007, with the remaining 75% to have vested in equal installments on each of the second, third and fourth anniversaries of the grant. On March 13, 2008, the Compensation Committee determined that we did not achieve the target of $182 million of Pro Forma Adjusted EBITDA for 2007; however, applying the same criteria that it considered in awarding Mr. Rowles his cash performance bonus for 2007, the Committee determined in its discretion to vest 25% of Mr. Rowles’ restricted stock grant on that date, with the remainder to vest over the following three years in accordance with its original vesting schedule.

Kathy Willard. On February 16, 2007, Ms. Willard was granted 15,000 stock options with an exercise price of $24.95, concurrent with equity grants made to our entire senior management team and our directors on that same date. On October 3, 2007, in recognition of her promotion to the position of Chief Financial Officer in

September 2007, Ms. Willard was granted an additional 20,000 stock options with an exercise price of $22.50 and a restricted stock award of 60,000 shares, which restricted shares will vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant. For each stock option and restricted stock award granted to Ms. Willard during 2007, the number of stock options and restricted shares granted was determined based on the recommendation of Mr. Rapino.

Timing of Equity Grants. In March 2007, the Compensation Committee adopted guidelines regarding the timing of equity awards. Under those guidelines, the Compensation Committee generally intends to (i) grant annual long-term equity awards to our employees, including our named executive officers, in approximately the first quarter of each calendar year, usually in connection with the first meeting of the Board of Directors in such year and (ii) grant additional awards, if any, to new hires or other key employees as appropriate on a quarterly basis, generally during the two weeks following the release of our financial results for the prior fiscal quarter. The Compensation Committee may nevertheless elect to make equity awards at other times for legitimate business purposes, and did so in certain cases during 2007. In the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

The named executive officers are eligible to participate in our Group Benefits Plan, which is generally available to all of our full-time employees and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care) and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and other paid holidays. The Compensation Committee believes that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.

In addition to the employee benefits discussed above, the named executive officers receive certain perquisites, which are not generally available to all of our employees. In 2007:

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Mr. Rapino received an automobile allowance and a reimbursement for the tax expense associated with that allowance, both pursuant to the terms of his employment agreement, as well as a complimentary membership to the House of Blues Foundation Room.

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Mr. Ridgeway was reimbursed for costs related to his relocation to the United Kingdom from Los Angeles. In addition, Mr. Ridgeway was reimbursed for travel expenses for him and his family to visit the United Kingdom and for the tax expense associated with those travel expenses. Those reimbursements were all pursuant to his employment agreement. Mr. Ridgeway also received a complimentary membership to the House of Blues Foundation Room.

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Ms. Willard was reimbursed $64,055 for costs related to her relocation to Los Angeles from Houston, including closing costs on the sale of her home in Houston, travel expenses for her and her spouse to Los Angeles to procure housing, rental car and other miscellaneous relocation expenses, as well as for the tax expense associated with those travel and relocation costs. Those reimbursements were all pursuant to her employment agreement. Ms. Willard also received a complimentary membership to the House of Blues Foundation Room.

Messrs. Cohl, Garner and Rowles did not receive perquisites aggregating more than $10,000 during 2007.

We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our live events is integrally and directly related to the performance of the named executive officers’ duties, and the company therefore does not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to comprise a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to the company associated with those guests’ attendance are deemed to be perquisites.

From time to time, the Compensation Committee reviews its perquisite program to determine if any adjustments are appropriate. For further description of the above perquisites, please refer to the 2007 Summary Compensation Table contained in this Proxy Statement.

Employee Stock Bonus Plan

Our named executive officers, employees and consultants are eligible to participate in our Employee Stock Bonus Plan, which was adopted by the Compensation Committee in March 2008. The Employee Stock Bonus Plan authorizes us to issue shares of our common stock in payment of a bonus which a participant is entitled to receive under any bonus or compensation plan or agreement maintained by us or any of our subsidiaries that is payable in cash if the participant elects to receive shares of our common stock in payment of that cash bonus. The Compensation Committee has the exclusive authority to administer the Employee Stock Bonus Plan, including the power to select to whom an election to receive shares of our common stock in payment of a cash bonus is to be extended and to determine the terms and conditions of such issuance. The number of shares of our common stock to be issued in payment of any cash bonus under the Employee Stock Bonus Plan is equal to the amount of the cash bonus divided by the fair market value of a share of our common stock on the date that the cash bonus would otherwise be payable in cash, with any fractional share to be paid in cash.

Nonqualified Deferred Compensation Plan

Our named executive officers, directors and other designated management employees may defer a portion of their annual compensation, including, as applicable, salary, director fees, commissions and bonuses, into our Nonqualified Deferred Compensation Plan. Specifically, participants may defer under the plan:

•	not less than 1% nor more than 50% of base salary and commissions;

•	not less than 1% nor more than 80% of bonus; and

•	not less than 1% but up to 100% of director compensation paid in cash.

Notwithstanding the deferral limits set forth above, the Compensation Committee may increase or decrease the above percentages in its discretion.

The Compensation Committee, in its sole discretion, may make matching contributions to each participant’s account. However, a matching contribution will be made, if at all, only to the extent that the participant’s aggregate annual deferrals under the plan and our 401(k) Savings Plan (described below) equal or exceed 5% of the participant’s eligible compensation, as defined under the 401(k) Savings Plan. Generally, matching contributions, if any, may equal the matching contribution that we would have made under our 401(k) Savings Plan if the participant’s contribution under the 401(k) Savings Plan was 5% of his or her eligible compensation (disregarding limits imposed by the Internal Revenue Code), less the amount of our actual matching contribution to the 401(k) Savings Plan.

Participants are 100% vested in any amounts they defer under the plan, while the company matching contributions, if any, vest in increments of 20% per year during the first five years of service, after which all matching contributions are fully vested at the time they are made. However, upon a participant’s retirement, disability or death, any matching contributions become fully vested. Participants are entitled to invest their deferral accounts into one or more hypothetical investment vehicles which do not currently include Clear Channel’s or our common stock. Those hypothetical investment vehicles are selected in the sole discretion of a Board-appointed Benefits Committee, consisting of members of senior management representing our finance, human resources and legal departments, as well as representatives from various of our other business units. All dividends, interest, earnings and losses from such investment vehicles are credited or charged to the participant’s deferral account, as appropriate.

Deferrals are made for a minimum of three years prior to any in-service distributions. Generally, account balances are paid upon the participant’s termination, retirement or death, and assuming the minimum three-year deferral period is met and the deferral amount is otherwise vested, a participant may request in-service withdrawals of his or her account in lump-sum or annual installment payments. All distributions and withdrawals under the plan are in cash. Participants may also make withdrawals under the plan in the event of an unforeseen emergency. The Nonqualified Deferred Compensation Plan is unfunded and subject to the claims of our creditors in the event of bankruptcy.

As of December 31, 2007, one of our directors and one of our named executive officers were participating in the Nonqualified Deferred Compensation Plan (although the named executive officer did not make any new deferrals during 2007). For additional information regarding that named executive officer’s participation in the Nonqualified Deferred Compensation Plan, please refer to the 2007 Nonqualified Deferred Compensation Table contained in this Proxy Statement.

401(k) Savings Plan

We maintain a 401(k) Savings Plan for all employees, including the named executive officers, as a source of retirement income. Generally, our full-time employees at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We and our employees may both make contributions to the plan. Following an employee’s first year of service, we currently match 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 100% after the third full year of service. Fidelity Investments is the independent plan trustee. As of December 31, 2007, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, neither our common stock nor Clear Channel’s common stock are investment options under the plan.

For additional information regarding the named executive officers’ participation in our 401(k) Savings Plan, please refer to the 2007 Summary Compensation Table contained in this Proxy Statement.

Employment, Services and Change of Control Agreements

We have entered into employment agreements with each of the named executive officers other than Mr. Cohl, whose services are provided to us pursuant to a services agreement. Among other things, these employment and/or services agreements provide for certain payments upon a “change in control” or termination of employment. The principal elements of these employment and/or services agreements are summarized below:

Michael Rapino

In October 2007, we entered into an amended and restated employment agreement with Mr. Rapino to serve as our President and Chief Executive Officer. Under the employment agreement, Mr. Rapino will also serve as a member of our Board of Directors for as long as he remains an officer of the company. The initial term of the employment agreement began effective as of January 1, 2007 and ends on December 31, 2009. After that date, the employment agreement automatically extends for successive terms of one year each unless either we or Mr. Rapino provides 12 months notice of termination.

Under the employment agreement, Mr. Rapino received a base salary of $950,000 per year beginning on January 1, 2007, and is entitled to receive minimum increases in base salary of $25,000 per year in each of 2008 and 2009. Beginning in 2007, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 100% of his then-current base salary, based upon the achievement of financial performance targets established by the Compensation Committee.

Upon signing the employment agreement, Mr. Rapino received $1.0 million in cash as a retention bonus, which will be offset against any performance bonuses subsequently earned by Mr. Rapino under the employment agreement. If Mr. Rapino remains employed with us as of December 31, 2009, any remaining retention bonus that has not been so offset will be deemed earned by Mr. Rapino. If Mr. Rapino’s employment is terminated earlier, any remaining unearned portion of the retention bonus will be (i) repayable to us if Mr. Rapino’s employment is terminated by us for cause or by Mr. Rapino without good reason, or (ii) deemed earned by Mr. Rapino if his employment is terminated by us without cause, by Mr. Rapino with good reason or due to Mr. Rapino’s death or disability.

Under the employment agreement, beginning in 2007, Mr. Rapino receives the following annual grants of our restricted stock: (i) 100,000 shares which will vest in two equal installments over two years if we achieve certain financial performance targets established by the Compensation Committee and (ii) 50,000 shares which will vest in two equal installments over two years if Mr. Rapino satisfies certain management objectives specified in advance by the Compensation Committee. In addition, upon signing the employment agreement Mr. Rapino received a one-time grant of 300,000 shares of our restricted stock, which vests in equal installments over four years on December 31st of each of calendar years 2007-2010. Upon the occurrence of a change in control of our company, all restricted shares granted to Mr. Rapino under the employment agreement, as well as any stock options or shares of restricted stock previously granted to Mr. Rapino, will vest and become immediately exercisable or transferable.

The employment agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of our Board of Directors must first determine that “cause” exists and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject in some cases to our right to cure.

If Mr. Rapino’s employment is terminated by us for “cause,” by Mr. Rapino without “good reason” or due to Mr. Rapino’s death or disability, he is entitled to receive:

•	accrued and unpaid base salary;

•	a prorated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay; and

•	unreimbursed expenses.

If Mr. Rapino’s employment is terminated by us without “cause” or by Mr. Rapino for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	a prorated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	subject to Mr. Rapino signing a general release of claims,

•	a cash payment equal to three times the sum of (i) Mr. Rapino’s base salary and (ii) the performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs;

•	up to $50,000 of continued medical insurance coverage for Mr. Rapino and his dependents;

•	immediate acceleration of the vesting of (i) all of his 150,000 annual performance-based restricted shares and (ii) up to 150,000 of his 300,000 time-based restricted shares; and

•	immediate acceleration of the vesting of any stock options or restricted shares awarded to Mr. Rapino in 2005 and 2006.

For purposes of the employment agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to us; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against us that causes material and demonstrable injury, monetarily or otherwise to us; or (v) Mr. Rapino’s breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to us.

For purposes of the employment agreement, “good reason” is defined as: (i) reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity, or the failure by us to grant the restricted shares required to be granted to Mr. Rapino under the employment agreement; (ii) a breach by us of a material provision of the employment agreement; (iii) removal of Mr. Rapino from our Board of Directors; (iv) our requiring Mr. Rapino to report to anyone other than our Board of Directors; (v) a substantial diminution in Mr. Rapino’s duties or responsibilities or a change in his title; (vi) a transfer of Mr. Rapino’s primary workplace away from Los Angeles; or (vii) a change of control.

The employment agreement also contains non-disclosure, non-solicitation and indemnification provisions.

Michael Cohl

In September 2007, in connection with our acquisition of the remaining outstanding interests in the CPI Companies, we entered into a services agreement with KSC under which KSC provides to us the full-time services of Michael Cohl to serve as the Chief Executive Officer of each of the CPI Companies, as well the Chief Executive Officer of our Live Nation Artists division. The services agreement replaced the services agreement that we had previously entered into with KSC in May 2006. Under the services agreement, KSC agrees to provide the services of Mr. Cohl for a five-year term ending in September 2012.

The services agreement provides that, subject to the fiduciary duties of our Board of Directors, we were required to (i) name Mr. Cohl as the sole Vice Chairman of our Board of Directors and (ii) elect a person nominated by Mr. Cohl to our Board of Directors, provided that such person would be deemed independent under our independence standards. We are also required, until the occurrence of certain triggering events as defined in the services agreement, to continue to include both Mr. Cohl and Mr. Cohl’s nominee on the slate of directors to be elected by our stockholders each time that Mr. Cohl’s or Mr. Cohl’s nominee’s term is expiring.

Under the services agreement, we pay to KSC a service fee of $1.5 million per year through August 2008, and will pay a service fee of $2 million per year from September 2008 through the remainder of the term of the services agreement, subject to any increases approved by our Board of Directors. We also pay to KSC an annual bonus of up to 100% of the annual service fee based on achieving certain division level and company level EBITDA targets as may be reasonably established by us.

Under the services agreement, Mr. Cohl is eligible to receive annual stock option awards as may be recommended by our Chief Executive Officer and approved by our Board of Directors or the Compensation Committee. We also reimburse KSC for amounts incurred by KSC in providing to Mr. Cohl an employee benefits package comparable to the benefits package that we offer our other senior executives.

The services agreement (i) will terminate upon Mr. Cohl’s death, (ii) may be terminated by us upon Mr. Cohl’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to KSC’s right in some cases to cure, (iv) may be terminated by KSC at any time with “good reason” (as defined below), subject to our right in some cases to cure and (v) will terminate on the fifth anniversary of the execution of the services agreement.

If the services agreement is terminated due to Mr. Cohl’s death or disability, by us for “cause” or due to the expiration of the term of the services agreement, KSC is entitled to receive:

•	any accrued and unpaid service fee;

•	any accrued and unpaid bonus fee;

•	any accrued and unpaid benefits reimbursements; and

•	any unreimbursed expenses.

If the services agreement is terminated by us without “cause” or by KSC for “good reason,” KSC is entitled to receive:

•	any accrued and unpaid service fee;

•	any accrued and unpaid bonus fee;

•	any accrued and unpaid benefits reimbursements;

•	any unreimbursed expenses; and

•

subject to (i) Mr. Cohl’s resigning as a member of our Board of Directors (if requested by us) and (ii) KSC’s and Mr. Cohl’s signing a general release of claims, a lump-sum amount equal to three times the annual amount of the service fee then in effect.

For purposes of the services agreement, “cause” means: (i) Mr. Cohl’s continued, willful and deliberate non-performance of his services under the services agreement; (ii) Mr. Cohl’s refusal or failure to follow lawful directives of our Chief Executive Officer; (iii) a criminal conviction of Mr. Cohl that has resulted in or would result in material injury to the reputation of our company, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (iv) a material breach by KSC or Mr. Cohl of any of the covenants included in the services agreement; or (v) a material violation by Mr. Cohl of any of our policies.

For purposes of the services agreement, “good reason” is defined as: (i) a material breach of the services agreement by us; (ii) a material diminution in the duties, authority or responsibilities delegated to Mr. Cohl pursuant to the services agreement; or (iii) a requirement that Mr. Cohl provide his services from a location other than Barbados (other than reasonable travel for specific matters related to our business or the requirement that he spend a reasonable number of days in Florida each year as may be necessary to supervise the employees of the CPI Companies working there).

The services agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

Jason Garner

In March 2008, we entered into an employment agreement with Mr. Garner to serve as Chief Executive Officer of our North American Music division. Mr. Garner had previously served as our President of North American Concerts. The term of the employment agreement began effective as of September 1, 2007 and ends on December 31, 2010.

Under the employment agreement, Mr. Garner receives a base salary of $650,000 per year beginning on September 1, 2007, and is entitled to receive minimum increases in base salary of $50,000 per year on

September 1 of each of 2008 and 2009. Beginning in 2008, Mr. Garner is eligible to receive an annual cash performance bonus of up to 100% of his then-current base salary, based upon the achievement of performance targets established annually by us.

Upon signing the employment agreement, Mr. Garner received $650,000 cash as a retention bonus, which will be offset against any performance bonuses subsequently earned by Mr. Garner under the employment agreement. If Mr. Garner remains employed with us as of December 31, 2010, any remaining retention bonus that has not been so offset will be deemed earned by Mr. Garner. If Mr. Garner’s employment is terminated earlier, any remaining unearned portion of the retention bonus will be (i) repayable to us if Mr. Garner’s employment is terminated by us for cause or by Mr. Garner without good reason, or (ii) deemed earned by Mr. Garner if his employment is terminated by us without cause, by Mr. Garner with good reason or due to Mr. Garner’s death or disability.

The employment agreement (i) will terminate upon Mr. Garner’s death, (ii) may be terminated by us upon Mr. Garner’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Garner’s right in some cases to cure and (iv) may be terminated by Mr. Garner at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject to our right to cure.

If Mr. Garner’s employment is terminated due to Mr. Garner’s death or disability or due to the expiration of the term of the employment agreement, he is entitled to receive:

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Garner’s employment is terminated by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Garner’s employment is terminated by us without “cause” or by Mr. Garner for “good reason,” he is entitled to receive:

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•

subject to Mr. Garner signing a general release of claims, an amount payable in regular installments equal to Mr. Garner’s monthly base salary for the greater of 12 months or the remainder of the term of the employment agreement.

For purposes of the employment agreement, “cause” means: (i) Mr. Garner’s continued non-performance of his duties under the employment agreement; (ii) Mr. Garner’s refusal or failure to follow lawful directives; (iii) a criminal or civil conviction of Mr. Garner, a plea of nolo contendere by Mr. Garner or other conduct by

Mr. Garner that has resulted in, or would reasonably be expected to result in, material injury to the reputation of our company, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (iv) a breach by Mr. Garner of any provision of the employment agreement; (v) conduct by Mr. Garner constituting a material act of misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of funds or property of ours; or (vi) a violation by Mr. Garner of our employment policies, including those set forth in our Employee Handbook or our Code of Business Conduct and Ethics.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement; (ii) a substantial and unusual increase in Mr. Garner’s duties and responsibilities without an offer of additional reasonable compensation; or (iii) a substantial and unusual reduction in Mr. Garner’s duties and responsibilities.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions.

Alan Ridgeway

In September 2007, we entered into a new employment agreement with Alan Ridgeway to serve as Chief Executive Officer of our International Music division. Mr. Ridgeway had previously served as our Chief Financial Officer. The initial term of the employment agreement ends on December 31, 2010. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated.

Under the employment agreement, Mr. Ridgeway receives a base salary of £300,000 per year and will be entitled to annual increases of 5% during each year of the term beginning on January 1, 2009. Mr. Ridgeway is eligible to receive an annual cash performance bonus of (i) $300,000 for 2007 and (ii) 65% of his annual base salary for each year beginning in 2008, in each case to be paid in a combination of cash, stock options and/or restricted stock, on terms and conditions to be set and determined in writing by us for each calendar year. We also agreed to reimburse Mr. Ridgeway for all reasonable expenses related to his relocation from Los Angeles to the United Kingdom.

In August 2006, the Compensation Committee approved an amendment to Mr. Ridgeway’s then-current employment agreement which remains in effect under his current employment agreement. Pursuant to that amendment, we paid Mr. Ridgeway a retention bonus of $1,000,000, which will be offset against any future performance bonuses earned by Mr. Ridgeway. If Mr. Ridgeway is still employed by us as of December 31, 2010, the remaining amount of the retention bonus, if any, will be deemed earned by Mr. Ridgeway. Prior to that date, if Mr. Ridgeway’s employment is terminated by us for “cause” (as defined below) or by Mr. Ridgeway without “good reason” (as defined below), Mr. Ridgeway must repay any unearned portion of the retention bonus. If Mr. Ridgeway’s employment is terminated by us without “cause,” or by death or disability, or by Mr. Ridgeway for “good reason” prior to December 31, 2010, the remaining amount of the retention bonus, if any, will be deemed earned by Mr. Ridgeway.

The employment agreement (i) will terminate upon Mr. Ridgeway’s death, (ii) may be terminated by us upon Mr. Ridgeway’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Ridgeway’s right in some cases to cure and (iv) may be terminated by Mr. Ridgeway at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject to our right to cure.

If Mr. Ridgeway’s employment is terminated due to Mr. Ridgeway’s death or disability, he is entitled to receive:

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Ridgeway’s employment is terminated by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Ridgeway’s employment is terminated by us without “cause” or by Mr. Ridgeway for “good reason,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•

subject to Mr. Ridgeway signing a general release of claims, an amount equal to Mr. Ridgeway’s monthly base salary for the greater of 12 months or the remainder of the term of the employment agreement.

For purposes of the employment agreement, “cause” means: (i) Mr. Ridgeway’s continued non-performance of his duties under the employment agreement; (ii) Mr. Ridgeway’s refusal or failure to follow lawful directives; (iii) a criminal or civil conviction of Mr. Ridgeway, a plea of nolo contendere by Mr. Ridgeway or other conduct by Mr. Ridgeway that has resulted in, or would reasonably be expected to result in, material injury to the reputation of our company, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (iv) a breach by Mr. Ridgeway of any provision of the employment agreement; (v) conduct by Mr. Ridgeway constituting a material act of misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of funds or property of ours; or (vi) a violation by Mr. Ridgeway of our employment policies, including those set forth in our Employee Handbook or our Code of Business Conduct and Ethics.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement; (ii) a substantial and unusual increase in Mr. Ridgeway’s duties and responsibilities without an offer of additional reasonable compensation; or (iii) a substantial and unusual reduction in Mr. Ridgeway’s duties and responsibilities.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions.

Michael Rowles

In March 2006, we entered into, and in March 2007, we amended, an employment agreement with Michael Rowles to serve as our General Counsel. As amended, the initial term of the employment agreement ends on December 31, 2009. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated.

Under the employment agreement, Mr. Rowles received a base salary of $400,000 per year during 2006 and $425,000 per year during 2007. Mr. Rowles’ base salary is subject to increases at the discretion of the

Compensation Committee. Mr. Rowles is eligible to receive an annual cash performance bonus based on the achievement of financial targets or personal goals and objectives as set by our Chief Executive Officer for each calendar year.

The employment agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time (a) after December 31, 2009, without “cause” (as defined below), and (b) for “cause,” subject to Mr. Rowles’ general right to cure and (iv) may be terminated by Mr. Rowles at any time (a) after December 31, 2009, without “cause” by providing 12 months’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Mr. Rowles’ employment is terminated by us for “cause,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Rowles’ employment is terminated by reason of death or disability, he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•

elect to become a part-time consultant to us for one year, agree not to compete with us during such one-year period and sign a general release of all claims against us in exchange for severance pay equal to his base salary for the greater of 12 months or the remainder of the term of the employment agreement.

If Mr. Rowles terminates his employment after December 31, 2009 without “cause” and provides 12 months’ prior written notice, and if we subsequently terminate Mr. Rowles’ employment prior to the expiration of such 12-month notice period, then his termination will be deemed a termination by us without “cause.”

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of funds or property of ours; (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement; (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement; (iv) a criminal or civil conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our Board of Directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement; or (vi) a material violation by Mr. Rowles of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement; (ii) a substantial and unusual change in Mr. Rowles’ position, duties, responsibilities or authority without an offer of additional reasonable compensation; (iii) a substantial and unusual reduction in Mr. Rowles’ duties, responsibilities, authority or salary; (iv) the requirement that Mr. Rowles move his residence outside the greater Los Angeles metropolitan area; or (v) a “change in control” (substantially as defined below) of us in which Mr. Rowles is not offered continued employment as our General Counsel or General Counsel of the surviving entity.

The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

Kathy Willard

In September 2007, we entered into a new employment agreement with Kathy Willard to serve as our Chief Financial Officer. Ms. Willard had previously served as our Chief Accounting Officer. The initial term of the employment agreement ends on December 31, 2010. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated.

Under the employment agreement, Ms. Willard received an initial base salary of $465,000 per year, which was increased to $475,000 per year on January 1, 2008. Ms. Willard will be entitled to annual increases of 5% during each year of the term beginning on January 1, 2009. Ms. Willard is eligible to receive an annual cash performance bonus of $300,000, to be paid in a combination of cash, stock options and/or restricted stock, on terms and conditions to be set and determined in writing by us for each calendar year. We also agreed to reimburse Ms. Willard for all reasonable expenses related to her relocation from Houston to Los Angeles, grossed up for applicable taxes.

In connection with entering into her new employment agreement, Mr. Willard was granted (i) stock options to purchase 20,000 shares of our common stock and (ii) 60,000 shares of our restricted stock, in each case vesting ratably over a four-year period.

The employment agreement (i) will terminate upon Ms. Willard’s death, (ii) may be terminated by us upon Ms. Willard’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Ms. Willard’s right to cure and (iv) may be terminated by Ms. Willard at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject to our right to cure.

If Ms. Willard’s employment is terminated due to Ms. Willard’s death or disability, she is entitled to receive:

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which she may be entitled under any applicable employee benefit plan.

If Ms. Willard’s employment is terminated by us for “cause,” she is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which she may be entitled under any applicable employee benefit plan.

If Ms. Willard’s employment is terminated by us without “cause” or by Ms. Willard for “good reason,” she is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	a prorated performance bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•

subject to Ms. Willard signing a general release of claims, an amount equal to Ms. Willard’s highest monthly base salary for the greater of 12 months or the remainder of the term of the employment agreement; and

•

if the termination occurs within 12 months of Ms. Willard’s relocation from Houston to Los Angeles, reimbursement of all reasonable expenses related to her relocation from Los Angeles to the Midwest, grossed up for applicable taxes.

For purposes of the employment agreement, “cause” means: (i) Ms. Willard’s continued non-performance of her duties under the employment agreement; (ii) Ms. Willard’s refusal or failure to follow lawful directives; (iii) a criminal or civil conviction of Ms. Willard, a plea of nolo contendere by Ms. Willard or other conduct by Ms. Willard that has resulted in, or would reasonably be expected to result in, material injury to the reputation of our company, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (iv) a breach by Ms. Willard of any material provision of the employment agreement; (v) conduct by Ms. Willard constituting a material act of misconduct in connection with the performance of her duties, including violation of our policy on sexual harassment or misappropriation of funds or property of ours; or (vi) a violation by Ms. Willard of our employment policies, including those set forth in our Employee Handbook or our Code of Business Conduct and Ethics.

For purposes of the employment agreement, “good reason” is defined as: (i) a failure by us to comply with a material term of the employment agreement; (ii) a substantial and unusual increase in Ms. Willard’s duties and responsibilities without an offer of additional reasonable compensation; or (iii) a substantial and unusual reduction in Ms. Willard’s duties and responsibilities.

The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

Change in Control Provisions

Under our form of Stock Option Agreement and Restricted Stock Award Agreement, upon death or a “change in control” each named executive officer’s stock options will immediately vest and the restrictions on their restricted stock awards will immediately lapse. Under these agreements, a “change in control” is defined, generally, as a merger (other than a merger of Live Nation in which the holders of its common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of Live Nation or any other similar transaction or event so designated by our Board of Directors in its sole discretion, as a result of which its stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock. Upon disability, generally, each named executive officer’s stock options will continue to vest, and the restrictions on any restricted stock awards will continue to lapse, in accordance with their terms.

For quantification of the potential payments to the named executive officers upon termination of their employment or a change in control of Live Nation under the terms of their employment and/or services agreements and the form of Stock Option Agreement and Restricted Stock Award Agreement, as applicable, please refer to the 2007 Potential Payments Upon Termination or Change in Control Table contained in this Proxy Statement.

Tax and Accounting Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next three most highly compensated officers, other than our Chief Financial Officer (the “Covered Persons”). However, performance-based compensation that meets certain requirements may be excluded from this $1,000,000 limitation.

In reviewing the effectiveness of our executive compensation program and determining whether to structure our compensation to avoid this $1,000,000 limitation, the Compensation Committee considers the anticipated tax treatment to us and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments depends, in part, upon the timing of an executive’s exercise of previously granted awards, as well as other factors that may be beyond the Compensation Committee’s control. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2007, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be so deductible.

The Compensation Committee does consider various alternatives designed to preserve the deductibility of compensation and benefits to the extent reasonably practicable and to the extent consistent with our other compensation objectives. Going forward, we may establish annual performance criteria under our Amended and Restated 2006 Annual Incentive Plan and/or our Stock Incentive Plan in an effort to ensure deductibility of certain of our named executive officers’ incentive compensation.

Accounting for Stock-Based Compensation

Beginning in January 2006, we began accounting for stock-based payments, including awards granted under our Stock Incentive Plan, in accordance with the requirements of FAS 123R. For additional information regarding FAS 123R, please refer to Note 13—Stock Based Compensation in the Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (9)	Total ($)
Michael Rapino, President, Chief Executive Officer and Director (3)	2007 2006	950,700 636,083	1,000,000 —	3,666,674 223,022	3,150,793 340,517	— —	38,106 12,120	8,806,273 1,211,742

Michael Cohl, Chairman and Chief Executive Officer—Live Nation Artists and Director (4) (5)	2007	1,208,333	500,000	—	41,944	—	—	1,750,277

Jason Garner, Chief Executive Officer—North American Music (4)	2007	468,403	1,000,000	122,938	445,427	—	—	2,036,768

Alan Ridgeway, Chief Executive Officer— International Music (6)	2007 2006	510,061 440,000	— 1,000,000	307,953 166,434	209,722 —	— —	49,752 32,400	1,077,488 1,638,834

Michael Rowles, General Counsel (7)	2007 2006	425,454 321,282	300,000 —	440,613 104,517	209,722 —	— 200,000	— 890	1,375,789 626,689

Kathy Willard, Chief Financial Officer (8)	2007 2006	368,325 309,213	300,000 —	171,447 —	109,114 25,412	— —	76,177 5,500	1,025,063 340,125

(1)	For Ms. Willard and Messrs. Cohl, Garner and Rowles, the amounts set forth in this column reflect a bonus settled in shares of stock in lieu of cash in 2008, pursuant to our Employee Stock Bonus Plan. For further discussion of these bonus payments, see the 2007 Grants of Plan-Based Awards table of this Proxy Statement.
(2)	For Messrs. Rapino and Ridgeway and Ms. Willard, the amounts set forth in these columns reflect shares of restricted stock and stock options, as applicable, granted during 2005 and 2007; for Messrs. Garner and Rowles the amounts reflect shares of restricted stock and stock options granted during 2006 and 2007 and for Mr. Cohl the amounts reflect stock options granted in his capacity as a director during 2007. The amounts listed are equal to the compensation cost recognized during 2007 for financial statement purposes in accordance with FAS 123R, except that no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated and Combined Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007. All of these awards were granted under our Stock Incentive Plan. Dividends, if any, are paid on shares of restricted stock at the same rate as paid on our common stock.
(3)	Mr. Rapino’s bonus for 2007 represents a cash retention bonus paid in October 2007 that is offset against any subsequent performance bonuses earned by Mr. Rapino. For 2007, Mr. Rapino was awarded a performance bonus of $950,000 which was offset against this cash retention bonus. For further discussion of this retention bonus and Mr. Rapino’s cash performance bonus for 2007, see the Compensation Discussion and Analysis section of this Proxy Statement.
(4)	Mr. Cohl and Mr. Garner did not serve as executive officers during 2006.
(5)	Mr. Cohl’s services are provided to us through our Services Agreement with KSC Consulting (Barbados) Inc.
(6)	Mr. Ridgeway served as our Chief Financial Officer through August 2007, and was named Chief Executive Officer—International Music in September 2007. Mr. Ridgeway’s bonus for 2006 represents a cash retention bonus paid in August 2006 that is offset against any subsequent performance bonuses earned by Mr. Ridgeway. For 2007, Mr. Ridgeway was awarded a performance bonus of $300,000 which was offset against this cash retention bonus. For further discussion of this retention bonus and Mr. Ridgeway’s cash performance bonus for 2007, see the Compensation Discussion and Analysis section of this Proxy Statement.
(7)	Mr. Rowles joined our company effective March 13, 2006.
(8)	Ms. Willard served as our Chief Accounting Officer through August 2007, and was named Chief Financial Officer in September 2007.
(9)	The amounts represent (i) for Mr. Rapino, an automobile allowance, a tax gross-up payment of $13,631 relating to such automobile allowance and a membership to the House of Blues Foundation Room; (ii) for Mr. Ridgeway, reimbursement related to his relocation to the United Kingdom from Los Angeles, travel expenses for him and his family to visit the United Kingdom and a tax gross-up payment of $4,132 related to such travel expenses, as well as a company contribution of $19,973 under a United Kingdom retirement plan and a membership to the House of Blues Foundation Room; and (iii) for Ms. Willard, $64,055 reimbursement related to her relocation to Los Angeles from Houston, including closing costs on the sale of her home in Houston, travel expenses for her and her spouse to Los Angeles to procure housing, rental car and other miscellaneous relocation expenses and a tax gross-up payment of $5,934 related to such travel and relocation costs, as well as a company contribution of $5,625 under the 401(k) Savings Plan and a membership to the House of Blues Foundation Room. Messrs. Cohl, Garner and Rowles did not receive perquisites and personal benefits aggregating more than $10,000 during 2007.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Award ($) (2)
			Threshold (#)	Target (#)		Maximum (#)
Michael Rapino	2/16/07	2/16/07	—	—		—	—		670,000	24.95	5,725,485
	10/3/07	10/3/07	—	—		—	100,000	(3)	—	—	2,250,000
	10/3/07	10/3/07	—	—		—	50,000	(3)	—	—	1,125,000
	10/3/07	10/3/07	—	—		—	300,000		—	—	6,750,000

Michael Cohl	2/16/07	2/16/07	—	—		—	—		10,000	24.95	85,455

Jason Garner	2/16/07	2/16/07	—	—		—	—		100,000	24.95	854,550
	10/3/07	10/3/07	—	—		—	25,000		—	—	562,500
	10/3/07	10/3/07	—	—		—	—		25,000	22.50	189,113

Alan Ridgeway	2/16/07	2/16/07	—	—		—	—		50,000	24.95	427,275
	2/16/07	2/16/07	—	12,500	(4)	—	—		—	—	311,875

Michael Rowles	2/16/07	2/16/07	—	—		—	—		50,000	24.95	427,275
	2/16/07	2/16/07	—	25,000	(5)	—	—		—	—	623,750

Kathy Willard	2/16/07	2/16/07	—	—		—	—		15,000	24.95	128,183
	10/3/07	10/3/07	—	—		—	60,000		—	—	1,350,000
	10/3/07	10/3/07	—	—		—	—		20,000	22.50	151,290

(1)	The amounts reflect the number of stock options or shares of restricted stock granted under our Stock Incentive Plan.
(2)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except that no assumptions for forfeitures were included for restricted stock awards. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated and Combined Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007.
(3)	Mr. Rapino’s 100,000-share and 50,000-share restricted stock awards were each to have vested 50% on March 31, 2008, upon the achievement of a financial performance target and operational performance targets, respectively, to have been established by the Compensation Committee and, if such targets were achieved, the remaining 50% of each were to have vested on March 31, 2009. The targets for these awards were never formally set. In March 2008, the Compensation Committee evaluated Mr. Rapino’s performance and determined in its discretion to vest 50% of each of the 100,000-share and 50,000-share performance-based restricted shares on March 31, 2008, with the remaining 50% of each to vest on March 31, 2009 in accordance with their original vesting schedules.
(4)	Mr. Ridgeway’s restricted stock award was to have vested 25% upon certification of our having achieved $182 million of Pro Forma Adjusted EBITDA for 2007, with the remaining 75% to have vested in equal installments on each of the second, third and fourth anniversaries of the grant. In March 2008, the Compensation Committee determined that we did not achieve the target of $182 million of Pro Forma Adjusted EBITDA for 2007 and, accordingly, Mr. Ridgeway’s restricted stock grant was forfeited in its entirety on that date in accordance with its terms.
(5)	Mr. Rowles’ restricted stock award was to have vested 25% upon certification of our having achieved $182 million of Pro Forma Adjusted EBITDA for 2007, with the remaining 75% to have vested in equal installments on each of the second, third and fourth anniversaries of the grant. In March 2008, the Compensation Committee determined that we did not achieve the target of $182 million of Pro Forma Adjusted EBITDA for 2007; however, the Committee determined in its discretion to vest 25% of Mr. Rowles’ restricted stock grant on that date, with the remainder to vest over the following three years in accordance with its original vesting schedule.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Michael Rapino (2)	—	335,000	—	10.60	12/2012	—	—	—	—
	—	—	—	—	—	83,750	1,216,050	—	—
	—	670,000	—	24.95	2/2017	—	—	—	—
	—	—	—	—	—	100,000	1,452,000	—	—
	—	—	—	—	—	50,000	726,000	—	—
	—	—	—	—	—	225,000	3,267,000	—	—

Michael Cohl (3)	—	10,000	—	24.95	2/2017	—	—	—	—

Jason Garner (4)	—	—	—	—	—	10,000	145,200	—	—
	—	100,000	—	24.95	2/2017	—	—	—	—
	—	25,000	—	22.50	10/2017	—	—	—	—
	—	—	—	—	—	25,000	363,000	—	—

Alan Ridgeway (5)	—	—	—	—	—	62,500	907,500	—	—
	—	50,000	—	24.95	2/2017	—	—	—	—
	—	—	—	—	—	—	—	12,500	181,500

Michael Rowles (6)	—	—	—	—	—	5,000	72,600	—	—
	—	—	—	—	—	26,250	381,150	—	—
	—	50,000	—	24.95	2/2017	—	—	—	—
	—	—	—	—	—	—	—	25,000	363,000

Kathy Willard (7)	—	25,000	—	10.60	12/2012	—	—	—	—
	—	15,000	—	24.95	2/2017	—	—	—	—
	—	20,000	—	22.50	10/2017	—	—	—	—
	—	—	—	—	—	60,000	871,200	—	—

(1)	Market value of restricted stock grants is determined by using the closing price of $14.52 per share for our common stock on December 31, 2007, the last business day of the 2007 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers.
(2)	Mr. Rapino’s 335,000 stock option and 83,750-share restricted stock awards vest 25% in each of December 2008 and 2009 and the remaining 50% in December 2010. Mr. Rapino’s 670,000 stock option award vests in equal installments in each of February 2008, 2009, 2010 and 2011. Mr. Rapino’s 100,000-share restricted stock award was to have vested in equal installments in each of March 2008 and 2009 if certain financial performance targets were achieved for 2007. Mr. Rapino’s 50,000-share restricted stock award was to have vested in equal installments in each of March 2008 and 2009 if certain objectives specified by the Compensation Committee were satisfied for 2007. The targets for these latter two awards were never formally set. In March 2008, the Compensation Committee evaluated Mr. Rapino’s performance and determined in its discretion to vest 50% of the 150,000 performance-based restricted shares on March 31, 2008, with the remaining 50% to vest on March 31, 2009 in accordance with their original vesting schedule. Mr. Rapino’s 225,000-share restricted stock award vests in equal installments in each of December 2008, 2009 and 2010.
(3)	Mr. Cohl’s 10,000 stock option award vests in equal installments in each of February 2008, 2009, 2010 and 2011.
(4)	Mr. Garner’s 10,000-share restricted stock award vests 25% in each of May 2009 and 2010 and the remaining 50% in May 2011. Mr. Garner’s 100,000 stock option award vests in equal installments in each of February 2008, 2009, 2010 and 2011. Mr. Garner’s 25,000 stock option and 25,000-share restricted stock awards vest in equal installments in each of October 2008, 2009, 2010 and 2011.
(5)	Mr. Ridgeway’s 62,500-share restricted stock award vests 25% in each of December 2008 and 2009 and the remaining 50% in December 2010. Mr. Ridgeway’s 50,000 stock option award vests in equal installments in each of February 2008, 2009, 2010 and 2011. Mr. Ridgeway’s 12,500-share restricted stock award was to have vested 25% upon certification of our having achieved $182 million of Pro Forma Adjusted EBITDA for 2007, with the remaining 75% to have vested in equal installments in each of February 2009, 2010 and 2011. In March 2008, the Compensation Committee determined that we did not achieve the target of $182 million of Pro Forma Adjusted EBITDA for 2007 and, accordingly, Mr. Ridgeway’s 12,500-share restricted stock grant was forfeited in its entirety on that date in accordance with its terms.

(6)	Mr. Rowles’ 5,000-share restricted stock award vests 25% in each of April 2009 and 2010 and the remaining 50% in April 2011. Mr. Rowles’ 26,250-share restricted stock award vests 25% in each of May 2009 and 2010 and the remaining 50% in May 2011. Mr. Rowles’ 50,000 stock option award vests in equal installments in each of February 2008, 2009, 2010 and 2011. Mr. Rowles’ 25,000-share restricted stock award was to have vested 25% upon certification of our having achieved $182 million of Pro Forma Adjusted EBITDA for 2007, with the remaining 75% to have vested in equal installments in each of February 2009, 2010 and 2011. In March 2008, the Compensation Committee determined that we did not achieve the target of $182 million of Pro Forma Adjusted EBITDA for 2007; however, the Committee determined in its discretion to vest 25% of Mr. Rowles’ 25,000-share restricted stock grant on that date, with the remainder to vest over the following three years in accordance with its original vesting schedule.
(7)	Ms. Willard’s 25,000 stock option award vests 25% in each of December 2008 and 2009 and the remaining 50% in December 2010. Ms. Willard’s 15,000 stock option award vests in equal installments in each of February 2008, 2009, 2010 and 2011. Ms. Willard’s 20,000 stock option and 60,000-share restricted stock awards vest in equal installments in each of October 2008, 2009, 2010 and 2011.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Rapino (1)	—	—	75,000	1,089,000
Michael Cohl	—	—	—	—
Jason Garner	—	—	—	—
Alan Ridgeway	—	—	—	—
Michael Rowles	—	—	—	—
Kathy Willard	—	—	—	—

(1)	Upon the vesting of Mr. Rapino’s restricted stock award, 27,862 shares of our common stock with an aggregate value on vesting of $404,556 were withheld to satisfy tax withholding obligations.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Contributions in 2007 ($)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
Michael Rapino	—	—	—	—	—
Michael Cohl	—	—	—	—	—
Jason Garner	—	—	—	—	—
Alan Ridgeway	—	—	—	—	—
Michael Rowles	—	—	—	—	—
Kathy Willard	—	—	2,517	—	29,033

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

Name	Benefit	Termination w/o Cause ($)	Termination w/ Good Reason ($)	Voluntary Termination ($) (9)	Death ($)	Disability ($) (10)	Change in Control ($)
Michael Rapino	Severance (2)	2,900,000	2,900,000	(50,000)	50,000	50,000	2,900,000
	Equity Awards (2), (3)	6,885,250	6,885,250	—	7,974,250	—	7,974,250
Total		9,785,250	9,785,250	(50,000)	8,024,250	50,000	10,874,250

Michael Cohl	Severance (4)	4,500,000	4,500,000	—	—	—	—
	Equity Awards (3)	—	—	—	—	—	—
Total		4,500,000	4,500,000	—	—	—	—

Jason Garner	Severance (5)	1,950,000	1,950,000	—	—	—	—
	Equity Awards (3)	—	—	—	508,200	—	508,200
Total		1,950,000	1,950,000	—	508,200	—	508,200

Alan Ridgeway	Severance (6)	2,497,579	2,497,579	(1,000,000)	700,000	700,000	700,000
	Equity Awards (3), (6)	363,000	363,000	—	1,089,000	—	1,089,000
Total		2,860,579	2,860,579	(1,000,000)	1,789,000	700,000	1,789,000

Michael Rowles	Severance (7)	850,000	850,000	—	—	—	—
	Equity Awards (3)	—	—	—	816,750	—	816,750
Total		850,000	850,000	—	816,750	—	816,750

Kathy Willard	Severance (8)	1,495,000	1,495,000	—	—	—	—
	Equity Awards (3), (8)	39,200	39,200	—	969,200	—	969,200
Total		1,534,200	1,534,200	—	969,200	—	969,200

(1)	All benefits are calculated as if these events were to occur on December 31, 2007, the last business day of the 2007 fiscal year. Each named executive officer is entitled to receive his or her accrued and unpaid base salary and any earned prorated performance bonus upon termination or a “change in control,” unless terminated for “cause.” If a named executive officer is terminated for “cause,” he or she generally is entitled to receive only his or her accrued and unpaid base salary, except that each of Messrs. Rapino and Cohl would also be entitled to receive any accrued and unpaid cash performance bonus. Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination and/or a “change in control.” Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination.
(2)	If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he will receive consideration of (i) $2,850,000, (ii) the acceleration of specified stock option and restricted stock awards and (iii) the obligation to repay the $50,000 unearned portion of his retention bonus would be forgiven. Assuming such termination occurred on December 31, 2007, we would have accelerated 335,000 stock options and 383,750 shares of restricted stock, the value of which is $6,885,250 based upon the closing sale price of our common stock on December 31, 2007 of $14.52. If Mr. Rapino terminates his employment voluntarily (other than for “good reason”), or he is terminated by us for “cause,” he would be obligated to repay us for any unearned portion of his retention bonus, which as of December 31, 2007, would have resulted in reimbursement to the company of $50,000.
(3)	In the event of either a “change in control” or death, the officer’s outstanding unvested stock options and shares of restricted stock would immediately vest in their entirety. The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 31, 2007 of $14.52 but exclude stock options where the exercise price exceeds the closing sale price of our common stock on December 31, 2007.
(4)	If our services agreement with KSC is terminated by KSC for “good reason” or by us without “cause,” provided that Mr. Cohl resigns as a member of our Board of Directors if requested and both KSC and Mr. Cohl sign a general release of claims, KSC will receive total compensation of $4,500,000.
(5)	If Mr. Garner’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he will receive consideration of $1,950,000.
(6)

If Mr. Ridgeway’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he will receive consideration of (i) $1,797,579, (ii) the acceleration of 20% of all stock option and restricted stock awards for each year elapsed from the date of their grant through such termination and (iii) the obligation to repay the $700,000 unearned portion of his retention bonus would be forgiven. Assuming such termination occurred on December 31, 2007, we would have accelerated 25,000 shares of restricted stock, the value of which is $363,000 based upon the closing sale price of our common stock on December 31, 2007 of $14.52. If Mr. Ridgeway terminates his employment voluntarily (other than for “good reason”), or he is terminated by us for “cause,” he would be obligated to repay us for any unearned portion of his retention bonus, which as of December 31, 2007, would have resulted in reimbursement to the company of $700,000.

(7)	If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” he may elect to become a part-time consultant for one year in exchange for consideration of $850,000. Upon a change in control, if Mr. Rowles is not offered continued employment as our General Counsel or as General Counsel of the surviving entity, then Mr. Rowles’ termination of his employment would be deemed to be for “good reason.”
(8)	If Ms. Willard’s employment is terminated by her for “good reason” or by us without “cause,” provided she signs a general release of claims, she will receive consideration of (i) $1,395,000, (ii) reimbursement of costs related to her relocation from California to the Midwest estimated to be $100,000 and (iii) the acceleration of 20% of all stock option and restricted stock awards for each year elapsed from the date of their grant through such termination. Assuming such termination occurred on December 31, 2007, we would have accelerated 10,000 options, the value of which is $39,200 based upon the closing sale price of our common stock on December 31, 2007 of $14.52.
(9)	If Mr. Rowles terminates his employment without “cause” and provides 12 months’ prior written notice, and if we subsequently terminate his employment prior to the expiration of such 12-month notice period, then his termination will be deemed a termination by us without “cause.”
(10)	Upon disability, generally, each named executive officer’s stock options will continue to vest, and the restrictions on any restricted stock awards will continue to lapse, in accordance with their terms.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The following Report of the Compensation Committee concerns the committee’s activities regarding oversight of our compensation policies and procedures and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Live Nation filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Robert Ted Enloe, III, Chairperson

William O.S. Ballard

Ariel Emanuel

OTHER MATTERS

The Board of Directors is not aware of any other business that may be brought before the 2008 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Ms. Willard, to vote on such matters in accordance with their best judgment.

An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 29, 2008 is available free of charge on our website at www.livenation.com/investors. A paper copy of the Form 10-K may be obtained upon written request to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Corporate Secretary

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

LIVE NATION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 25, 2008

The undersigned hereby appoints Michael Rapino and Kathy Willard, and each of them, proxy holders of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Live Nation, Inc.’s common stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders to be held at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069 on June 25, 2008 at 8:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present thereat.

THE PROXY HOLDERS WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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SEE REVERSE SIDE

A. Election of Directors – The Board of Directors recommends a vote FOR all of the nominees.					B. Proposals – The Board of Directors recommends a vote FOR Proposal 2.

1. Election of Directors:					2. Ratification of the appointment of Ernst & Young LLP as Live Nation, Inc.’s independent registered public accounting firm for the 2008 fiscal year	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:	01 – Robert Ted Enloe, III, 02 – Jeffrey T. Hinson, 03 – James S. Kahan
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